Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Apple REIT Ten, Inc.
Richmond, Virginia

We consent to the following with respect to a Registration Statement on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Ten, Inc.:

(1)

the use of our report dated August 12, 2013 with respect to the combined balance sheet of Maple Grove Lodging Investors, LLC, Phoenix Southwest Lodging Investors I, LLC, Deer Valley Lodging Investors, LLC, Deer Valley Hotel Investors II, LLC, Omaha Downtown Lodging Investors III, LLC and Omaha Downtown Lodging Investors IV, LLC as of December 31, 2012, and the related combined statements of operations, comprehensive loss, members’ equity (deficit) and cash flows for the year then ended, incorporated by reference herein.

(2)	the references to our firm as “experts” in such Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
January 14, 2014